SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)


                   Rocky Mountain Chocolate Factory, Inc.

                                (Name of Issuer)


                                  Common Stock
   (Title of Class of Securities)


                                   774678403
   (CUSIP Number)




   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                     (Continued on following pages)
                               Page 1 of 4 Pages

CUSIP NO. 774678403                     13G  Page 2  of 4  Pages





   1        NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   OppenheimerFunds, Inc.

   I.R.S. NO. 13-2527171
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
   GROUP*

   A

   B        X


   3        SEC USE ONLY


   4        CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado

                                NUMBER OF SHARES
                          BENEFICIALLY OWNED BY EACH
                                   REPORTING
                                     PERSON
                                      WITH
   5        SOLE VOTING POWER
            0
   6        SHARED VOTING POWER
            0
   7        SOLE DISPOSTIVE POWER
            0
   8        SHARED DISPOSTIVE POWER
            100,000
   9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            100,000
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   *

   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            3.43%
   12       TYPE OF REPORTING PERSON*
   IA                 *SEE INSTRUCTION BEFORE FILLING OUT!

                                          SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

   Item 1(a)  Name of Issuer:
              Rocky Mountain Chocolate Factory, Inc.

   Item 1(b)  Address of Issuer's Principal Executive Offices:
              265 Turner Drive
              Box 2408
              Durango, CO 81301

   Item 2(a)  Name of Person Filing:
              OppenheimerFunds, Inc.

   Item 2(b)  Address of Principal Business Office:
              Two World Trade Center, Suite 3400, New York, New York
   10048-0203

   Item 2(c)  Citizenship:
              Inapplicable

   Item 2(d)  Title of Class of Securities:
              Common Stock

   Item 2(e)  CUSIP Number:
              774678403

   Item 3(e) X Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940


   Item 4(a)  Amount Beneficially Owned:  100,000 shares

   Item 4(b)  Percent of Class:  3.43%

   Item 4(c)(i)    Sole Power to vote or to direct the vote -  0

   Item 4(c)(ii)   Shared power to vote or to direct the vote - 0

   Item 4(c)(iii)  Sole power to dispose or to direct the disposition of -
   0

   Item 4(c)(iv) Shared power to dispose or to direct the disposition of - 100,000 shares

   Item 5     Ownership to Five Percent or Less of a Class:
              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of
                 securities, check the following:   X

   Item 6     Ownership of More than Five Percent on Behalf of Another
                 Person:
              Inapplicable

   Item 7     Identification and Classification of the Subsidiary Which
                 Acquired the Security Being Reported on By the Parent Holding Company:
              Inapplicable

   Item 8     Identification and Classification of Members of the Group:
              Inapplicable

   Item 9     Notice of Dissolution of Group:
              Inapplicable

   Item 10    Certification:

              By signing below, I certify that, to the best of my
                 knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

   SIGNATURE  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Date:      February 5, 1997


   Signature: /s/ Merryl Hoffman

   Name/Title:     Merryl Hoffman, Vice President










                               Page 4 of 4 Pages
   SEC\Rocky4.13G